Exhibit 99.(2)(s)(1)

POWER OF ATTORNEY

Each of the undersigned, in his or her capacity listed below and not individually, constitutes and appoints Chris Jackson to act as attorney-in-fact and agent with full power of substitution and resubstitution of him or her in his name, place and stead, to sign any and all registration statements on Form N-2 applicable to the Calamos Aksia Alternative Credit and Income Fund, and any amendment or supplement thereto, including any subsequent registration statement pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and any other filings in connection therewith, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitutes, may lawfully do or cause to be done by virtue thereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument. As to each of the undersigned, this Power of Attorney shall be valid from the date hereof until revoked by such individual.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of this 24th day of January, 2023.

/s/ Jim Vos	/s/ Sharmila Kassam
Jim Vos (Trustee)	Sharmila Kassam (Trustee)

/s/ John Koudounis	/s/ Bjorn Forfang
John Koudounis (Trustee, Vice President)	Bjorn Forfang (Trustee)

/s/ Jack Neal	/s/ Thomas Herman
Jack Neal (Trustee)	Thomas Herman (Principal Financial Officer)